FORM 4                                        UNITED STATES SECURITIES AND EXCHANGE COMMISSION
[  ] Check this box if no                                  Washington, D.C. 20549
     longer subject to Section                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
     16. Form 4 or Form 5            Filed pursuant to Section 16(a) of the Securities Exchange Act of
     obligations may continue.        1934, Section 17(a) of the Public Utility Holding Company Act of
     See Instruction 1(b).              1935 or Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)

 1. Name and Address of          2. Issuer Name and Ticker or Trading Symbol     6. Relationship of Reporting Person(s) to Issuer
    Reporting Person*                  NAI Technologies, Inc. (NATL)                         (Check all applicable)
Holmes    Charles     S.                                                             X Director            X 10% Owner
(Last)   (First)   (Middle)                                                         --                    --
                                                                                    __ Officer (give      __ Other (specify
                                                                                                 title               below)
117 Whites Lane                                                                                  below)
   (Street)                      3. IRS or Social           4. Statement for
                                    Security Number of         Month/Year                __________________________________
                                    Reporting Person           April, 1997
                                    (Voluntary)
                                                            5. If Amendment,     7. Individual or Joint/Group Filing (Check
                                                               Date of Original     Applicable Line)
                                                               (Month/Year)         X Form filed by One Reporting Person
Southampton,      NY     11968                                                     --
(City)          (State)   (Zip)                                                       Form filed by More than One Reporting Person
                                                                                   --




                            Table I--Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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1. Title of Security   2. Transaction   3. Transaction   4. Securities  Acquired (A)  5. Amount of    6. Ownership    7. Nature
   (Instr. 3)             Date (Month/     Code              or Disposed of (D)          Securities      Form: Direct   of Indirect
                          Day/Year)        (Instr. 8)       (Instr. 3, 4 and 5)          Beneficially    (D) or         Beneficial
                                                                                         Owned at End    Indirect (I)   Ownership
                                           Code    V         Amount   (A) or   Price     of Month        (Instr. 4)     (Instr. 4)
                                                                      (D)                (Instr. 3
                                                                                         and 4)
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Common Stock, par       April/1/97         P              12,000       A     $4.50       187,000           I            By Friend
  value $.10 per share
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                                                                                       1,000,000          D
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Reminder: Report on a separate line for each class  of  securities  beneficially
owned directly or indirectly.                                             (Over)

*If the form is filed by more than one reporting person.

See Instruction 4(b)(v)

                      Table II--Derivative Securities Acquired, Disposed of, or Beneficially Owned
                             (e.g., puts, calls, warrants, options, convertible securities)
_________________________________________________________________________________________________________________________________
1. Title of Derivative Security   2. Conversion    3. Transaction   4. Transaction   5. Number of Derivative    6. Date
    (Instr. 3)                        or Exercise      Date             Code             Securities Acquired       Exercisable
                                      price of         (Month/          (Instr. 8)       (A) or Disposed of        and
                                      Derivative       Day/                              (D) (Instr. 3, 4 and      Expiration
                                      Security         Year)                             5)                        Date
                                                                                                                   (Month/
                                                                                                                   Day/
                                                                                                                   Year)
                                                                                                                 Date     Expira-
                                                                                                                 Exer-    tion
                                                                     Code    V         (A)       (D)             cisable  Date
_________________________________________________________________________________________________________________________________

Common Stock Warrants             $3.00                                                                         Immed-     Feb.
(right to buy)                                                                                                  iate       15/02

Common Stock Warrants             $2.50                                                                         Immed-     Feb.
(right to buy)                                                                                                  iate       15/02

                                                     April            P                  5,000
                                                     2/97
Common Stock Options              $3.44                                                                          Aug.      Aug.
(right to buy)                                                                                                   7/97      7/06

___________________________________________________________________________________________________________________________
1. Title of Derivative Security   7. Title and        8. Price of      9. Number of     10. Ownership       11. Nature
    (Instr. 3)                        Amount of          Derivative       Derivative        Form of             of Indirect
                                      Underlying         Security         Securities        Derivative          Beneficial
                                      Securities         (Instr. 5)       Beneficially      Security:           Ownership
                                      (Instr. 3                           Owned at          Direct (D)          (instr. 4)
                                      and 4)                              End of            or
                                                                          Month             Indirect(I)
                                   Title   Amount or                      (Instr. 4)        (Instr. 4)
                                           Number of
                                            Shares
___________________________________________________________________________________________________________________________

Common Stock Warrants             Common     300,000                       300,000          D
(right to buy)                    Stock

Common Stock Warrants             Common   1,700,000                     1,700,000          D
(right to buy)                    Stock

                                              37,000                        42,000          I                   By Friend


                                               5,000       $3.26

Common Stock Options              Common       5,000                         5,000          D
(right to buy)                    Stock



________________________________________________________________________________

Explanation of Responses:

**Intentional  misstatements or  omissions of facts  constitute Federal Criminal
  Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

 Note:  File three copies of this Form, one of which must be manually signed. If space is insufficient, see instruction 6 for procedure.


Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.



                                  /s/ CHARLES S. HOLMES                  4/3/97
                            ____________________________________        ________
                              **Signature of Reporting Person             Date

                                                                          Page 2

                                                                 SEC 1474 (7-96)